EXHIBIT 99.1


                         Kansas City, MO - April 2, 2002



Interstate Bakeries Corporation (NYSE - IBC) today announced it has reached an agreement with Nestle S.A. ("Nestle") to purchase approximately 7.4 million shares of IBC stock currently owned by Nestle. Nestle owns approximately 14.8 million IBC shares (approximately 29% of IBC's outstanding shares) which were acquired in its acquisition of Ralston Purina Company in December 2001. The share buyback, which is expected to be completed in 30 days, can be fully financed under IBC's revolving credit agreement. IBC is pursuing an amendment to its credit agreement to permit the buyback.

IBC also announced an agreement to file with the Securities and Exchange Commission, as soon as possible, a registration statement through which Nestle intends to offer to the public through a public offering its remaining shares. Nothing herein shall constitute an offer of any securities for sale.

Interstate Bakeries Corporation is the nation's largest wholesale baking company with 62 bread and cake bakeries located in strategic markets from coast-to-coast. The Company is headquartered in Kansas City, Missouri.

For information on the Company, please contact:

Frank W. Coffey
Senior Vice President and Chief Financial Officer
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, Missouri 64111
(816) 502-4000